UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2010 (April 27, 2010)

SPECTRA ENERGY CORP

(Exact name of registrant as specified in its charter)

Delaware	1-33007	20-5413139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07	Submission of Matters to a Vote of Security Holders.

Our annual meeting of shareholders was held in Houston, Texas on April 27, 2010, at which shareholders holding 543,175,493, or approximately 84%, of our outstanding shares were present in person or represented by proxy.

At the meeting, our shareholders elected William T. Esrey, Gregory L. Ebel, Pamela L. Carter, Peter B. Hamilton, Dennis R. Hendrix and Michael E.J. Phelps to serve as directors until the 2011 annual meeting of shareholders and until such director’s successor is duly elected and qualified. Below is a tabulation of votes with respect to each nominee for director at the meeting. There were 103,168,292 broker non-votes in the election of directors.

Director	For	Withheld
William T. Esrey	436,114,026	3,891,798
Gregory L. Ebel	437,084,669	2,921,155
Pamela L. Carter	436,601,438	3,404,386
Peter B. Hamilton	436,807,122	3,198,702
Dennis R. Hendrix	435,723,689	4,282,135
Michael E. J. Phelps	432,414,690	7,591,134

Our shareholders also ratified the selection of Deloitte & Touche LLP to act as our independent registered public accounting firm for 2010. Below is a tabulation of votes with respect to such ratification. There were no broker non-votes with respect to this proposal.

Proposal	For	Against	Abstain
Ratification of Deloitte & Touche LLP as independent registered public accounting firm for 2010	537,259,784	4,844,581	1,071,128

In addition, our shareholders did not approve a shareholder proposal for a director election majority vote standard. Approximately 51% of the shares present and voting at the meeting were voted against this proposal. Below is a tabulation of votes with respect to this proposal. There were 103,168,292 broker non-votes with respect to this proposal.

Proposal	For	Against	Abstain
Shareholder proposal for Director Election	212,016,303	225,494,035	2,495,486
Majority Vote Standard

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY CORP

/S/ REGINALD D. HEDGEBETH
Reginald D. Hedgebeth
General Counsel

Date: May 3, 2010